LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is made and dated as of October 23, 2013 and is entered into by and among (a) INSPIREMD, INC., a Delaware corporation (“US Borrower”), and INSPIRE M.D LTD, a company organized under the laws of the State of Israel (“ISR Borrower”) (US Borrower and ISR Borrower are hereinafter jointly and severally, individually and collectively, referred to as “Borrower”), and (b) HERCULES TECHNOLOGY GROWTH CAPITAL, INC., a Maryland corporation (“Lender”).

RECITALS

A. Borrower has requested Lender to make available to Borrower a term loan (the “Term Loan Advance”) in an aggregate principal amount of Ten Million Dollars ($10,000,000.00) (the “Term Loan Amount”); and

B. Lender is willing to make the Term Loan Advance on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, Borrower and Lender agree as follows:

SECTION 1. DEFINITIONS AND RULES OF CONSTRUCTION

1.1 Unless otherwise defined herein, the following capitalized terms shall have the following meanings:

“Account Control Agreement(s)” means any agreement entered into by and among the Lender, Borrower and a third party bank or other institution (including a Securities Intermediary) in which Borrower maintains a Deposit Account or an account holding Investment Property and which grants control of such Deposit Account or account, as applicable, to Lender for purposes of perfecting the first priority lien and security interest granted to Lender.

“ACH Authorization” means the ACH Debit Authorization Agreement in substantially the form of Exhibit H.

“Advance Date” means the funding date of the Term Loan Advance.

“Advance Request” means a request for the Term Loan Advance submitted by Borrower to Lender in substantially the form of Exhibit A.

“Agreement” means this Loan and Security Agreement, as amended from time to time.

“Amortization Date” means September 1, 2014.

“Amortization Period” means the period of time running from and including the Amortization Date through and including the earlier to occur of (a) the date on which the Term Loan Advance shall have been repaid in full and (b) the Term Loan Maturity Date.

“Amortization Schedule” means the schedule for amortization payments to be made pursuant to Section 2.1(d) as attached as Addendum 1 hereto, as it may be amended and modified from time to time by Lender to reflect changes to the payment amounts thereunder on account of the floating nature of the Term Loan Interest Rate.

“Assignee” has the meaning given to it in Section 11.13.

“Borrower” has the meaning given to it in the preamble to this Agreement.

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“Borrower Products” means all products, software, service offerings, technical data or technology currently being designed, manufactured or sold by Borrower or which Borrower intends to sell, license, or distribute in the future including any products or service offerings under development, collectively, together with all products, software, service offerings, technical data or technology that have been sold, licensed or distributed by Borrower since its incorporation.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Lender is closed.

“Change in Control” means any (i) reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) of Borrower or any Subsidiary, sale or exchange of outstanding shares (or similar transaction or series of related transactions) of Borrower or any Subsidiary in which the holders of Borrower or Subsidiary’s outstanding shares immediately before consummation of such transaction or series of related transactions do not, immediately after consummation of such transaction or series of related transactions, retain shares representing more than fifty percent (50%) of the voting power of the surviving entity of such transaction or series of related transactions (or the parent of such surviving entity if such surviving entity is wholly owned by such parent), in each case without regard to whether Borrower or Subsidiary is the surviving entity, (ii) sale or issuance by US Borrower of equity securities to one or more purchasers, in a single transaction or series of related transactions not registered under the Securities Act of 1933, which securities represent, as of immediately following the closing (or, if there be more than one, any closing) thereof, fifty percent (50%) or more of the then-outstanding total combined voting power of US Borrower, or (iii) event which results in US Borrower owning less than one hundred percent (100.0%) of the equity interests in ISR Borrower.

“Charged Property” is defined in the Debentures.

“Claims” has the meaning given to it in Section 11.10.

“Closing Date” means the date of this Agreement.

“Collateral” means (a) the LSA Collateral as defined in Section 3.1, and (b) any and all properties, rights and assets granted by ISR Borrower to Lender as set forth in the Debentures, including, without limitation, the Charged Property.

“Confidential Information” has the meaning given to it in Section 11.12.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Copyrights” means all copyrights, whether registered or unregistered, held pursuant to the laws of the United States, any State thereof, or of any other country.

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“Debenture” and “Debentures” are defined in Section 3.2.

“Deposit Accounts” means any “deposit accounts,” as such term is defined in the UCC or any other applicable law, and includes any checking account, savings account, or certificate of deposit.

“Designated Account” is defined in Section 2.1(a).

“End of Term Charge” is defined in Section 2.5.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” has the meaning given to it in Section 9.

“Facility Charge” means one percent (1.0%) of the Term Loan Amount.

“Financial Statements” has the meaning given to it in Section 7.1.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“German Subsidiary” means ISR Borrower’s Subsidiary, INSPIREMD GMBH.

“Indebtedness” means indebtedness of any kind, including (a) all indebtedness for borrowed money or the deferred purchase price of property or services (excluding trade credit entered into in the ordinary course of business), (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.

“Indemnified Party” has the meaning given to it in Section 6.3.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, the Israeli Companies Ordinance 5743-1983, the Israeli Companies Law 5759-1999 or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of Borrower’s Copyrights; Trademarks; Patents; Licenses; trade secrets and inventions; mask works; Borrower’s applications therefor and reissues, extensions, or renewals thereof; and Borrower’s goodwill associated with any of the foregoing, together with Borrower’s rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.

“Interest Only Period” means the period of time from the Advance Date through and including August 31. 2014.

“Investment” means any beneficial ownership (including stock, shares, partnership or limited liability company interests) of or in any Person, or any loan, advance or capital contribution to any Person or the acquisition of all, or substantially all, of the assets of another Person.

“ISR Borrower” has the meaning given to it in the preamble to this Agreement.

“Joinder Agreements” means for each Subsidiary, a completed and executed Joinder Agreement in substantially the form attached hereto as Exhibit G.

“Lender” has the meaning given to it in the preamble to this Agreement.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests.

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“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest.

“Loan Documents” means this Agreement, the Debentures, the Notes (if any), the ACH Authorization, the Account Control Agreements, the Joinder Agreements, all UCC Financing Statements, the Warrant and any other documents executed in connection with the Secured Obligations or the transactions contemplated hereby, as the same may from time to time be amended, modified, supplemented or restated.

“Material Adverse Effect” means a material adverse effect upon: (i) the business, operations, properties, assets, prospects or condition (financial or otherwise) of Borrower, other than, in and of itself, any delay or limitation of regulatory approval by a United States federal government agency with respect to any of Borrower’s products; or (ii) the ability of Borrower to perform the Secured Obligations in accordance with the terms of the Loan Documents; or (iii) the Collateral or Lender’s Liens on the Collateral or the priority of such Liens.

“Maximum Rate” shall have the meaning assigned to such term in Section 2.2.

“Note(s)” means a promissory note or promissory notes to evidence the Term Loan Advance.

“Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement Borrower now holds or hereafter acquires any interest.

“Patents” means all letters patent of, or rights corresponding thereto, in the United States or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States or any other country.

“Permitted Indebtedness” means: (i) Indebtedness of Borrower in favor of Lender arising under this Agreement or any other Loan Document; (ii) Indebtedness existing on the Closing Date which is disclosed in Schedule 1A; (iii) Indebtedness of up to $250,000 outstanding at any time secured by a Lien described in clause (vii) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the Equipment financed with such Indebtedness; (iv) Indebtedness to trade creditors incurred in the ordinary course of business, including Indebtedness incurred in the ordinary course of business with corporate credit cards; (v) Indebtedness that also constitutes a Permitted Investment; (vi) Subordinated Indebtedness; (vii) reimbursement obligations in connection with letters of credit that are secured by cash or cash equivalents and issued on behalf of the Borrower or a Subsidiary thereof in an amount not to exceed $250,000 at any time outstanding, (viii) other Indebtedness in an amount not to exceed $250,000 at any time outstanding, (ix) extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose materially more burdensome terms upon Borrower or its Subsidiary, as the case may be, and (x) obligations under leases of real estate in the ordinary course of business.

“Permitted Investment” means: (i) Investments existing on the Closing Date which are disclosed in Schedule 1B; (ii) (a) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (b) commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (c) certificates of deposit issued by any bank with assets of at least $500,000,000 maturing no more than one year from the date of investment therein, and (d) money market accounts; (iii) repurchases of stock from former employees, directors, or consultants of Borrower under the terms of applicable repurchase agreements at the original issuance price of such securities in an aggregate amount not to exceed $250,000 in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases; (iv) Investments accepted in connection with Permitted Transfers; (v) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business; (vi) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not affiliates, in the ordinary course of business, provided that this subparagraph (vi) shall not apply to Investments of Borrower in any Subsidiary; (vii) Investments consisting of loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of capital stock of Borrower pursuant to employee stock purchase plans or other similar agreements approved by Borrower’s Board of Directors; (viii) Investments consisting of travel advances in the ordinary course of business; (ix) Investments in newly-formed Subsidiaries organized in the United States, provided that such Subsidiaries enter into a Joinder Agreement promptly after their formation by Borrower and execute such other documents as shall be reasonably requested by Lender; (x) Investments in subsidiaries organized outside of the United States approved in advance in writing by Lender; (xi) joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrower do not exceed $1,000,000 in the aggregate in any fiscal year; and (xii) additional Investments that do not exceed $1,000,000 in the aggregate.

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“Permitted Liens” means any and all of the following: (i) Liens in favor of Lender; (ii) Liens existing on the Closing Date which are disclosed in Schedule 1C; (iii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided, that Borrower maintains adequate reserves therefor in accordance with GAAP; (iv) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of Borrower’s business and imposed without action of such parties; provided, that the payment thereof is not yet required; (v) Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder; (vi) the following deposits, to the extent made in the ordinary course of business: deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than liens arising under ERISA or environmental liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds; (vii) Liens on Equipment or software or other intellectual property constituting purchase money liens and liens in connection with capital leases securing Indebtedness permitted in clause (iii) of “Permitted Indebtedness”; (viii) Liens incurred in connection with Subordinated Indebtedness; (ix) leasehold interests in leases or subleases and licenses granted in the ordinary course of business and not interfering in any material respect with the business of the licensor; (x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due; (xi) Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets); (xii) statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms; (xiii) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property; (xiv) Liens on cash or cash equivalents securing obligations permitted under clause (vii) of the definition of Permitted Indebtedness; and (xv) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (i) through (xi) above; provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase.

“Permitted Transfers” means (i) sales and transfers of Inventory (including, without limitation, transfers of raw materials to outsourced manufacturers) in the normal course of business, (ii) licenses and similar arrangements for the use of Intellectual Property in the ordinary course of business and licenses in the ordinary course of business that could not result in a legal transfer of title of the licensed property, or (iii) dispositions of worn-out, obsolete or surplus Equipment at fair market value in the ordinary course of business, and (iv) other Transfers of assets having a fair market value of not more than $500,000 in the aggregate in any fiscal year.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or government.

“Prepayment Charge” shall have the meaning assigned to such term in Section 2.4.

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“Prime Rate” means the “prime rate” as reported in The Wall Street Journal, and if not reported, then the prime rate most recently reported in The Wall Street Journal.

“Receivables” means (i) all of Borrower’s Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, letters of credit, proceeds of any letter of credit, and Letter of Credit Rights, and (ii) all customer lists, software, and business records related thereto.

“Secured Obligations” means Borrower’s obligations under this Agreement and any Loan Document, including any obligation to pay any amount now owing or later arising.

“Subordinated Indebtedness” means Indebtedness subordinated to the Secured Obligations in amounts and on terms and conditions satisfactory to Lender in its sole discretion.

“Subsequent Financing” means any sale and issuance by Borrower on or after the date hereof and prior to expiration or earlier termination of this Agreement, in a single transaction or series of related transactions not registered under the Securities Act of 1933, as amended, of shares of its preferred stock, common stock or other equity security, or of any instrument exercisable for or convertible into or otherwise representing the right to acquire shares of Borrower preferred stock, common stock or other equity security, to one or more investors for cash for financing purposes (including, without limitation, any so-called PIPE transaction), which offering by Borrower is broadly marketed to multiple investors, resulting in aggregate proceeds to Borrower of at least $10,000,000.

“Subsidiary” means an entity, whether corporate, partnership, limited liability company, joint venture or otherwise, in which Borrower owns or controls 50% or more of the outstanding voting securities, including each entity listed on Schedule 1 hereto.

“Term Loan Advance” is defined in Recital A of this Agreement.

“Term Loan Amount” shall have the meaning assigned to such term in Recital A of this Agreement.

“Term Loan Interest Rate” means for any day, a floating per annum rate equal to the greater of either (i) ten and one-half of one percent (10.50%), or (ii) the sum of (A) ten and one-half of one percent (10.50%), plus (B) the Prime Rate minus five and one-half of one percent (5.50%). The Term Loan Interest Rate will change from time to time on the day the Prime Rate changes.

“Term Loan Maturity Date” means February 1, 2017.

“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof.

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of California; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of California, then the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“US Borrower” has the meaning given to it in the preamble to this Agreement.

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“Warrant” means the warrant entered into in connection with the Term Loan Advance.

Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement. Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP, consistently applied. Unless otherwise defined herein or in the other Loan Documents, terms that are used herein or in the other Loan Documents and defined in the UCC or any other applicable law shall have the meanings given to them in the UCC or such other applicable law.

SECTION 2. THE LOAN

2.1 Term Loan.

(a) Term Loan Advance. Subject to the terms and conditions of this Agreement, Lender will make, and Borrower agrees to draw, the Term Loan Advance in the amount of the Term Loan Amount on the Advance Date. The proceeds of the Term Loan Advance shall be deposited by Lender (in accordance with wire instructions provided by Borrower to Lender) into one or more accounts of US Borrower, each located in the United States and subject to a perfected security interest in favor of Lender perfected by a control agreement (collectively, the “Designated Account”).

(b) Advance Request. To obtain the Term Loan Advance, Borrower shall complete, sign and deliver to Lender an Advance Request (on or before the Advance Date). Lender shall fund the Term Loan Advance in the manner requested by the Advance Request provided that each of the conditions precedent to such Term Loan Advance is satisfied as of the requested Advance Date.

(c) Interest. The unpaid principal balance of the Term Loan Advance shall bear interest from the Advance Date, until such principal amount is paid in full, at a per annum rate equal to the Term Loan Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed. The Term Loan Interest Rate will float and change on the day the Prime Rate changes from time to time.

(d) Payment of Interest and Principal. With respect to interest accruing on the Term Loan Advance during the Interest Only Period, Borrower will pay such interest monthly in arrears on the first (1st) Business Day of each calendar month, with the first such payment to be made on December 2, 2013. With respect to interest accruing on the Term Loan Advance during the Amortization Period, Borrower will pay such interest, and Borrower will repay the aggregate principal balance of the Term Loan Advance that is outstanding on the Amortization Date, in equal monthly installments of principal and interest (mortgage style) in accordance with the Amortization Schedule; provided that the entire principal balance of the Term Loan Advance and all accrued but unpaid interest hereunder, and all other Secured Obligations with respect to the Term Loan Advance, shall be due and payable on the Term Loan Maturity Date. Once repaid, the Term Loan Advance or any portion thereof may not be reborrowed. Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense. If a payment date listed in the Amortization Schedule is not a Business Day, the applicable payment is deemed due on the first Business Day immediately following such payment date. Borrower hereby authorizes Lender to, strictly in accordance with the ACH Authorization, debit Borrower’s account(s) subject to such ACH Authorization on each Business Day on which a payment is due in accordance with this Section 2.1(d).

2.2 Maximum Interest. Notwithstanding any provision in this Agreement or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans) (the “Maximum Rate”). If a court of competent jurisdiction shall finally determine that Borrower has actually paid to Lender an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrower shall be applied as follows: first, to the payment of the Secured Obligations consisting of the outstanding principal of the Term Loan Advance; second, after all principal is repaid, to the payment of Lender’s accrued interest, costs, expenses, professional fees and any other Secured Obligations; and third, after all Secured Obligations are repaid, the excess (if any) shall be refunded to Borrower.

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2.3 Default Interest. In the event any payment is not paid on the scheduled payment date, an amount equal to three percent (3%) of the past due amount shall be payable on demand. In addition, upon the occurrence and during the continuation of an Event of Default hereunder, all Secured Obligations, including principal, interest, compounded interest, and professional fees, shall bear interest at a rate per annum equal to the rate set forth in Section 2.1(c), plus five percent (5%) per annum. In the event any interest is not paid when due hereunder, delinquent interest shall be added to principal and shall bear interest on interest, compounded at the rate set forth in Section 2.1(c).

2.4 Prepayment. At its option upon at least seven (7) Business Days prior notice to Lender, Borrower may prepay all, but not less than all, of the outstanding Term Loan Advance by paying the entire principal balance, all accrued and unpaid interest, all unpaid Lender’s fees and expenses accrued to the date of the repayment (including the End of Term Charge), together with a prepayment charge equal to the following percentage of the Term Loan Advance amount being prepaid: if such Term Loan Advance amounts are prepaid in any of the first twelve (12) months following the Advance Date, two percent (2%); after twelve (12) months but prior to twenty four (24) months, one percent (1%); and after twenty four (24) months but prior to the Term Loan Maturity Date, one-half of one percent (0.50%) (each, a “Prepayment Charge”), provided that Lender shall waive the Prepayment Charge in the event that Borrower prepays the Term Loan Advance as provided hereunder solely as a result of, and contemporaneously with, Lender withholding its consent to any action prohibited under Section 7 of this Agreement. Borrower agrees that the Prepayment Charge is a reasonable calculation of Lender’s lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment of the Term Loan Advance. Upon the occurrence of a Change in Control, Borrower shall prepay the outstanding amount of all principal and accrued interest through the prepayment date and all unpaid Lender’s fees and expenses accrued to the date of the repayment (including the End of Term Charge) together with a Prepayment Charge.

2.5 End of Term Charge. On the earliest to occur of (i) the Term Loan Maturity Date, (ii) the date that Borrower prepays the outstanding Secured Obligations, or (iii) the date that the Secured Obligations otherwise become due and payable in accordance with the terms of this Agreement, Borrower shall pay Lender a charge equal to Five Hundred Thousand Dollars ($500,000) (the “End of Term Charge”). Notwithstanding the required payment date of such charge, it shall be deemed earned by Lender as of the Advance Date.

2.6 Notes. No promissory note shall be required on the Advance Date to evidence the Term Loan Advance; provided, however, that if so requested by Lender by written notice to Borrower, Borrower shall execute and deliver to Lender (and/or, if applicable and if so specified in such notice, to any person who is an assignee of Lender pursuant to Section 11.13) (promptly after the Borrower’s receipt of such notice) a Note or Notes, as applicable, to evidence the Term Loan Advance.

2.7 Net Payments and Withholding.

(a) All payments by Borrower on account of the Secured Obligations shall be made subject to applicable withholding taxes under the Israeli Income Tax Ordinance and the Convention between the Government of the State of Israel and the Government of the United States of America with respect to taxes on income.

(b) Borrower will furnish Lender with proof satisfactory to Lender indicating that Borrower has made all such withholding tax payments, if and to the extent such withholding tax payment is required to be made in accordance with applicable law, and will cooperate with Lender in connection with any information and documentation required by Lender in connection with credits, exemptions, rebates, or other benefits to be obtained by Lender in connection with such withholding payments made by Borrower, which credits, exemptions, rebates, or other benefits shall be property of Lender, without payment to Borrower or application to any Secured Obligations hereunder.

(c) The agreements and obligations of Borrower contained in this Section 2.7 shall survive the termination of this Agreement.

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SECTION 3. SECURITY INTEREST

3.1 As security for the prompt, complete and indefeasible payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, Borrower grants to Lender a security interest in all of Borrower’s right, title, and interest in and to the following personal property whether now owned or hereafter acquired (collectively, the “LSA Collateral”): (a) Receivables; (b) Equipment; (c) Fixtures; (d) General Intangibles (other than Intellectual Property); (e) Inventory; (f) Investment Property (but excluding thirty-five percent (35%) of the capital stock of any foreign Subsidiary that constitutes a Permitted Investment, but including all of the capital stock in ISR Borrower); (g) Deposit Accounts; (h) Cash (including, without limitation, all cash and liquid funds); (i) Goods; and all other tangible and intangible personal property of Borrower whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, Borrower and wherever located, and any of Borrower’s property in the possession or under the control of Lender; and, to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing; provided, however, that the LSA Collateral shall include all Accounts and General Intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the Intellectual Property (the “Rights to Payment”). Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the LSA Collateral shall automatically, and effective as of the date of this Agreement, include the Intellectual Property to the extent necessary to permit perfection of Lender’s security interest in the Rights to Payment.

3.2 ISR Borrower undertakes to create, in favor of Lender, a first ranking floating charge over all of the present and future assets of ISR Borrower whether now existing or hereafter created (excluding Intellectual Property but including Rights to Payment), and a first ranking fixed charge over its registered and unissued share capital, its reputation and goodwill (excluding Intellectual Property), Receivables, its rights to receive funds from its customers and other fixed assets and any tax benefit it may have, in accordance with a debenture of floating charge and fixed charge in the form of Debenture attached as Exhibit I-1 and Exhibit I-2 respectively (as amended, modified or restated from time to time, jointly, the “Debentures” and each, a “Debenture”). Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Debentures shall be amended by ISR Borrower and Lender immediately following such holding to include the Intellectual Property in the Collateral thereunder to the extent necessary to permit perfection of Lender’s security interest in the Rights to Payment. In addition, ISR Borrower undertakes to create within twenty (20) days of the end of each financial quarter, a first ranking fixed charge over (i) each Receivable which is outstanding at such time, (ii) ISR Borrower’s rights, whether then existing or thereafter created, to receive funds from its customers, and (iii) ISR Borrower’s Equipment, all in accordance with a debenture of fixed charge in the form of the Debenture attached hereto as Exhibit I-2 (or in the form of an amendment to the existing Debenture, at the Lender’s discretion; each such new and/or amended debenture shall also be included in the definition of the term “Debenture” herein).

SECTION 4. CONDITIONS PRECEDENT TO LOAN

The obligation of Lender to make the Term Loan Advance hereunder is subject to the satisfaction by Borrower of the following conditions:

4.1 Deliveries. On or prior to the Closing Date, Borrower shall have delivered to Lender the following:

(a) executed originals of (i) the Loan Documents (excluding Account Control Agreements), (ii) a legal opinion of Borrower’s counsel, and (iii) the perfection certificates of Borrower, in all cases in form and substance reasonably acceptable to Lender;

(b) a certificate of the secretary of US Borrower and a certified copy of resolutions of US Borrower’s board of directors and, if necessary, shareholders, evidencing approval of (i) the Term Loan Advance and other transactions evidenced by the Loan Documents; and (ii) the Warrant and transactions evidenced thereby;

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(c) certified copies of the Certificate of Incorporation and the Bylaws, as amended through the Closing Date, of US Borrower;

(d) a certificate of good standing for US Borrower from its state of incorporation and similar certificates from all other jurisdictions in which it does business and where the failure to be qualified would have a Material Adverse Effect;

(e) a certificate of an officer of ISR Borrower with respect to certificate of incorporation and articles of association, incumbency and resolutions authorizing the execution and delivery of this Agreement, the Debentures and the other Loan Documents;

(f) evidence satisfactory to Lender that all filings required to have been made pursuant to the Debentures and the other Loan Documents have been made to secure a first-ranking Lien in favor of the Lender on the Collateral, and all other actions required to have been taken by Borrower or any other party prior to the Term Loan Advance shall have been taken and all consents and other authorizations shall have been obtained prior to the Term Loan Advance, all in accordance with the terms of the Debentures and the other Loan Documents;

(g) certified copies, dated as of a recent date, of financing statement and other lien searches, as Lender shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements or other lien filings constitute Permitted Liens or have been or, in connection with the Term Loan Advance, will be, terminated or released; and

(h) payment of the Facility Charge and reimbursement of Lender’s current expenses reimbursable pursuant to this Agreement, which amounts may be deducted from the Term Loan Advance.

4.2 Compliance. On the Advance Date:

(a) Lender shall have received (i) an Advance Request for the Term Loan Advance as required by Section 2.1(b), duly executed by Borrower’s Chief Executive Officer or Chief Financial Officer, and (ii) any other documents Lender may reasonably request.

(b) The representations and warranties set forth in this Agreement, the Debentures and the Warrant shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(c) Lender shall have received executed originals of an Account Control Agreement with Bank Leumi USA with respect to the Designated Account.

(d) Lender shall have received (i) notices of registration of the Debentures signed by ISR Borrower, (ii) Hebrew translations of the Debentures signed by ISR Borrower and (iii) evidence of Borrower’s insurance policies in accordance with Section 6.

4.3 No Default. As of the Closing Date and the Advance Date, (i) no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default and (ii) no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF BORROWER

Borrower represents and warrants that:

5.1 Corporate Status. US Borrower is a corporation duly organized, legally existing and in good standing under the laws of the State of Delaware, and is duly qualified as a foreign corporation in all jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be qualified could reasonably be expected to have a Material Adverse Effect. ISR Borrower is a company duly organized and legally existing under the laws of the State of Israel, and is duly qualified as a foreign corporation in all jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be qualified could reasonably be expected to have a Material Adverse Effect. Borrower’s present name, former names (if any), locations, place of formation, tax identification number, organizational identification number and other information are correctly set forth in Exhibit C, as may be updated by Borrower in a written notice (including any Compliance Certificate) provided to Lender after the Closing Date.

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5.2 Collateral. Borrower owns the Collateral and the Intellectual Property, free of all Liens, except for Permitted Liens. Borrower has the power and authority to grant to Lender a Lien in the Collateral as security for the Secured Obligations.

5.3 Consents. Borrower’s execution, delivery and performance of the Notes (if any), this Agreement, the Debentures and all other Loan Documents, and Borrower’s execution of the Warrant, (i) have been duly authorized by all necessary corporate action of Borrower, (ii) will not result in the creation or imposition of any Lien upon the Collateral, other than Permitted Liens, (iii) do not violate any provisions of Borrower’s Certificate or Articles of Incorporation (as applicable), bylaws, articles of association, or any, law, regulation, order, injunction, judgment, decree or writ to which Borrower is subject and (iv) except as described on Schedule 5.3, do not violate any contract or agreement or require the consent or approval of any other Person. The individual or individuals executing the Loan Documents are duly authorized to do so.

5.4 Material Adverse Effect. No event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.

5.5 Actions Before Governmental Authorities. Except as described on Schedule 5.5, there are no actions, suits or proceedings at law or in equity or by or before any governmental authority now pending or, to the knowledge of Borrower, threatened against or affecting Borrower or its property.

5.6 Laws. Borrower is not in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any governmental authority, where such violation or default is reasonably expected to result in a Material Adverse Effect. Borrower is not in default in any material respect under any material provision of any material agreement or instrument evidencing indebtedness, or any other material agreement to which it is a party or by which it is bound.

5.7 Information Correct and Current. To Borrower’s knowledge (after due inquiry), no Advance Request, financial statement, exhibit or schedule furnished, by or on behalf of Borrower to Lender in connection with any Loan Document or included therein or delivered pursuant thereto, and no document filed by Borrower with the Securities and Exchange Commission or any governmental authority that may be substituted therefor or any national securities exchange (including, without limitation, the NYSE MKT exchange), contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading at the time such statement was made or deemed made. Additionally, any and all financial or business projections provided by Borrower to Lender shall be (i) provided in good faith and based on the most current data and information available to Borrower, and (ii) the most current of such projections provided to Borrower’s Board of Directors.

5.8 Tax Matters. Except as described on Schedule 5.8, (a) Borrower has filed all federal, state, local and Israeli tax returns that it is required to file, (b) Borrower has duly paid or fully reserved for all taxes or installments thereof (including any interest or penalties) as and when due, which have or may become due pursuant to such returns, and (c) Borrower has paid or fully reserved for any tax assessment received by Borrower for the three (3) years preceding the Closing Date, if any (including any taxes being contested in good faith and by appropriate proceedings).

5.9 Intellectual Property Claims. Borrower is the sole owner of, or otherwise has the right to use, the Intellectual Property. Except as described on Schedule 5.9,(i) each of the material Copyrights, Trademarks and Patents is valid and enforceable, (ii) no material part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and (iii) no claim has been made to Borrower that any material part of the Intellectual Property violates the rights of any third party. Exhibit D is a true, correct and complete list of each of Borrower’s Patents, registered Trademarks, registered Copyrights, and material agreements under which Borrower licenses Intellectual Property from third parties (other than shrink-wrap software licenses), together with application or registration numbers, as applicable, owned by Borrower or any Subsidiary, in each case as of the Closing Date. Borrower is not in material breach of, nor has Borrower failed to perform any material obligations under, any of the foregoing contracts, licenses or agreements and, to Borrower’s knowledge, no third party to any such contract, license or agreement is in material breach thereof or has failed to perform any material obligations thereunder.

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5.10 Intellectual Property. Except as described on Schedule 5.10, Borrower has all material rights with respect to Intellectual Property necessary in the operation or conduct of Borrower’s business as currently conducted. Without limiting the generality of the foregoing, and in the case of Licenses, except for restrictions that are unenforceable under Article 9 of the UCC, Borrower has the right, to the extent required to operate Borrower’s business, to freely transfer, license or assign Intellectual Property without condition, restriction or payment of any kind (other than license payments in the ordinary course of business) to any third party, and Borrower owns or has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software and other items that are used in the design, development, promotion, sale, license, manufacture, import, export, use or distribution of Borrower Products.

5.11 Borrower Products. Except as described on Schedule 5.11, no Borrower Product has been or is subject to any actual or, to the knowledge of Borrower, threatened litigation, proceeding (including any proceeding in the United States Patent and Trademark Office or any corresponding foreign office or agency) or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any manner Borrower’s use, transfer or licensing thereof or that may affect the validity, use or enforceability thereof, where such is reasonably expected to have a material adverse effect on Borrower’s business. Borrower’s production and sale of Borrower Products does not infringe on the Intellectual Property or other rights of others.

5.12 Financial Accounts. Exhibit E, as may be updated by the Borrower in a written notice provided to Lender after the Closing Date, is a true, correct and complete list of (a) all banks and other financial institutions at which Borrower or any Subsidiary maintains Deposit Accounts and (b) all institutions at which Borrower or any Subsidiary maintains an account holding Investment Property, and such exhibit correctly identifies the name, address and telephone number of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

5.13 Employee Loans. Except as described on Schedule 5.13, Borrower has no outstanding loans to any employee, officer or director of the Borrower nor has Borrower guaranteed the payment of any loan made to an employee, officer or director of the Borrower by a third party.

5.14 Investments. Borrower does not own any stock, shares, partnership interest or other securities of any Person, except for Permitted Investments.

5.15 Office of the Chief Scientist and Investment Center. As of the Closing Date, Borrower has not receive any grants, funds or benefits (including, but not limited to, tax benefits) from the Israeli Office of Chief Scientist, the Investment Center, the Binational Industrial Research and Development Foundation or any other governmental authority. Borrower is not obligated to pay any royalties or any other payments to the Israeli Office of Chief Scientist, the Investment Center, the Binational Industrial Research and Development Foundation or any other governmental authority. The transactions contemplated under this Agreement, the Debentures and any other Loan Document (including the realization of the Charged Property) are not subject to any right and do not require the approval of the Israeli Office of Chief Scientist, the Investment Center, the Binational Industrial Research and Development Foundation or any other governmental authority.

SECTION 6. INSURANCE; INDEMNIFICATION

6.1 Coverage. Borrower shall cause to be carried and maintained commercial general liability insurance (provided that instead of the commercial general liability insurance Borrower may maintain two standalone policies, i.e., third party liability insurance and product liability insurance, with terms not less than BIT 2013), on an occurrence form, against risks customarily insured against in Borrower’s line of business. Such risks shall include the risks of bodily injury, including death, property damage, personal injury, advertising injury. Borrower must maintain a minimum of $1,000,000 of commercial general liability insurance (in the case of two standalone policies, i.e., third party liability insurance and product liability insurance, $1,000,000 for each policy) for each occurrence and yearly aggregate. Borrower has and agrees to maintain a minimum of $2,000,000 of directors’ and officers’ insurance for each occurrence and $5,000,000 in the aggregate. So long as there are any Secured Obligations outstanding, Borrower shall also cause to be carried and maintained insurance upon the Collateral, insuring against sudden physical loss or damage howsoever caused, in an amount not less than the full replacement cost of the Collateral, provided that such insurance may be subject to standard exceptions and deductibles and the policy wording shall be no less than the wording known as BIT 2013 (Extended Fire insurance policy). The policy shall be extended to cover loss or damage due to earthquake and natural hazards.

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6.2 Certificates. Borrower shall deliver to Lender certificates of insurance that evidence Borrower’s compliance with its insurance obligations in Section 6.1 and the obligations contained in this Section 6.2. Borrower’s insurance certificate shall state Lender is an additional insured for commercial general liability (or third party liability and product liability), a loss payee for the property damage insurance, and additional insured for liability insurance for any future insurance that Borrower may acquire from such insurer. All certificates of insurance will provide for a minimum of thirty (30) days advance written notice to Lender of cancellation or any other change adverse to Lender’s interests. With respect to any insurance policy of Borrower covering property damage, Lender shall be designated as a “Motav” in the meaning and for the purposes of the Israeli Insurance Contract Law 5741-1981 with respect to claims in excess of $50,000. Any failure of Lender to scrutinize such insurance certificates for compliance is not a waiver of any of Lender’s rights, all of which are reserved.

6.3 Indemnity. Borrower agrees to indemnify and hold Lender and its officers, directors, employees, agents, in-house attorneys, representatives and shareholders (each, including Lender, an “Indemnified Party”) harmless from and against any and all claims, costs, expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal), that may be instituted or asserted against or incurred by any Indemnified Party as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or any actions or failures to act in connection therewith, or arising out of the disposition or utilization of the Collateral, excluding in all cases claims to the extent resulting from the gross negligence or willful misconduct of any Indemnified Party. Borrower agrees to pay, and to save Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all excise, sales or other similar taxes (excluding taxes imposed on or measured by the net income of Lender) that may be payable or determined to be payable with respect to any of the Collateral or this Agreement.

SECTION 7. COVENANTS OF BORROWER

Borrower agrees as follows:

7.1 Financial Reports. Borrower shall furnish to Lender the financial statements and reports listed hereinafter (the “Financial Statements”):

(a) as soon as practicable (and in any event within 30 days) after the end of each month, unaudited interim and year-to-date financial statements as of the end of such month (prepared on a consolidated and consolidating basis, if applicable), consisting of a balance sheet and related statements of income, profit and loss and cash flows, all certified by Borrower’s Chief Executive Officer or Chief Financial Officer;

(b) as soon as practicable (and in any event within 30 days) after the end of each calendar quarter, unaudited interim and year-to-date financial statements as of the end of such calendar quarter (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower) or any other occurrence that would reasonably be expected to have a Material Adverse Effect, certified by Borrower’s Chief Executive Officer or Chief Financial Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, and (ii) that they are subject to normal year-end adjustments; as well as the most recent capitalization table for Borrower, including the weighted average exercise price of employee stock options. Borrower’s filing of the foregoing documents such that the same are publicly available on the Securities and Exchange Commission’s “EDGAR” website shall be deemed to constitute furnishing such documents to Lender;

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(c) as soon as practicable (and in any event within one hundred fifty (150) days) after the end of each fiscal year, unqualified audited financial statements as of the end of such year (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows, and setting forth in comparative form the corresponding figures for the preceding fiscal year, certified by a firm of independent certified public accountants selected by Borrower and reasonably acceptable to Lender, accompanied by any management report from such accountants. Borrower’s filing of the foregoing documents such that the same are publicly available on the Securities and Exchange Commission’s “EDGAR” website shall be deemed to constitute furnishing such documents to Lender;

(d) as soon as practicable (and in any event within 30 days) after the end of each month, a Compliance Certificate in the form of Exhibit F;

(e) promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports that Borrower has made available to holders of its capital stock or other equity securities and copies of all regular, periodic and special reports or registration statements that Borrower files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or any national securities exchange (including, without limitation, the NYSE MKT exchange). Borrower’s filing of the foregoing documents such that the same are publicly available on the Securities and Exchange Commission’s “EDGAR” website shall be deemed to constitute furnishing such documents to Lender; and

(f) financial and business projections promptly following their approval by Borrower’s Board of Directors, as well as budgets, operating plans and other financial information reasonably requested by Lender or generally provided to security holders.

Except as required by applicable law, Borrower shall not make any change in its (a) accounting policies or reporting practices, or (b) fiscal years or fiscal quarters. The fiscal year of Borrower shall end on December 31.

The executed Compliance Certificate may be sent via facsimile to Lender at (650) 473-9194 or via e-mail to BJadot@HTGC.com. All Financial Statements required to be delivered pursuant to clauses (a), (b) and (c) shall be sent via e-mail to financialstatements@herculestech.com with a copy to BJadot@HTGC.com and NMartitsch@HTGC.com provided, that if e-mail is not available or sending such Financial Statements via e-mail is not possible, they shall be sent via facsimile to Lender at: (866) 468-8916, attention Chief Credit Officer.

7.2 Management Rights. Borrower shall permit any representative that Lender authorizes, including its attorneys and accountants, to inspect the Collateral and examine and make copies and abstracts of the books of account and records of Borrower at reasonable times and upon reasonable notice during normal business hours. Unless an Event of Default has occurred and is continuing, Lender may not make more than two (2) such inspections in any calendar quarter. In addition, any such representative shall have the right to meet with management and officers of Borrower to discuss such books of account and records. In addition, Lender shall be entitled at reasonable times and intervals to consult with and advise the management and officers of Borrower concerning significant business issues affecting Borrower (provided that Borrower shall not be obligated to (i) delay the making of any business decision in order to accommodate the receipt of any such advice or (ii) implement any such advice). Such consultations shall not unreasonably interfere with Borrower’s business operations. The parties intend that the rights granted Lender shall constitute “management rights” within the meaning of 29 C.F.R Section 2510.3-101(d)(3)(ii), but that any advice, recommendations or participation by Lender with respect to any business issues shall not be deemed to give Lender, nor be deemed an exercise by Lender of, control over Borrower’s management or policies.

7.3 Further Assurances. Borrower shall from time to time execute, deliver and file, alone or with Lender, any financing statements, security agreements, collateral assignments, notices, control agreements, or other documents to perfect or give the highest priority to Lender’s Lien on the Collateral. Borrower shall from time to time procure any instruments or documents as may be requested by Lender, and take all further action that may be necessary or desirable, or that Lender may reasonably request, to perfect and protect the Liens granted hereby and thereby. In addition, and for such purposes only, Borrower hereby authorizes Lender to execute and deliver on behalf of Borrower and to file such financing statements, collateral assignments, notices, control agreements, security agreements and other documents without the signature of Borrower either in Lender’s name or in the name of Lender as agent and attorney-in-fact for Borrower. Borrower shall protect and defend Borrower’s title to the Collateral and Lender’s Lien thereon against all Persons claiming any interest adverse to Borrower or Lender other than Permitted Liens.

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7.4 Indebtedness. Borrower shall not create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness, except for the conversion of Indebtedness into equity securities and the payment of cash in lieu of fractional shares in connection with such conversion.

7.5 Liens. Borrower shall at all times keep the Collateral, the Intellectual Property and all other property and assets free and clear from any Liens whatsoever (except for Permitted Liens), and shall give Lender prompt written notice of any Liens thereon. Borrower shall cause its Subsidiaries to protect and defend such Subsidiary’s title to its assets from and against all Persons claiming any interest adverse to such Subsidiary, and Borrower shall cause its Subsidiaries at all times to keep such Subsidiary’s property and assets free and clear from any Liens whatsoever (except for Permitted Liens). Borrower shall not agree with any Person other than Lender not to encumber its property.

7.6 Investments. Borrower shall not directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

7.7 Distributions. Borrower shall not, and shall not allow any Subsidiary to, (a) repurchase or redeem any class of stock, shares or other equity interest other than pursuant to employee, director or consultant repurchase plans or other similar agreements, provided, however, in each case the repurchase or redemption price does not exceed the original consideration paid for such stock, shares or equity interest, or (b) declare or pay any cash dividend or make a cash distribution on any class of stock, shares or other equity interest, except that a Subsidiary may pay dividends or make distributions to Borrower, or (c) lend money to any employees, officers or directors or guarantee the payment of any such loans granted by a third party in excess of $100,000 in the aggregate or (d) waive, release or forgive any indebtedness owed by any employees, officers or directors in excess of $100,000 in the aggregate.

7.8 Transfers. Except for Permitted Transfers, Borrower shall not voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey any equitable, beneficial or legal interest in any material portion of their assets.

7.9 Mergers or Acquisitions. Borrower shall not merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary (other than a Borrower) into another Subsidiary or into Borrower), or, except in connection with transactions permitted under clause (xi) in the definition of Permitted Investments, acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock, shares or property of another Person.

7.10 Taxes. Borrower and its Subsidiaries shall pay when due all taxes, fees or other charges of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed or assessed against Borrower, Lender or the Collateral or upon Borrower’s ownership, possession, use, operation or disposition thereof or upon Borrower’s rents, receipts or earnings arising therefrom. Borrower shall file on or before the due date therefor all personal property tax returns in respect of the Collateral. Notwithstanding the foregoing, Borrower may contest, in good faith and by appropriate proceedings, taxes for which Borrower maintains adequate reserves therefor in accordance with GAAP.

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7.11 Corporate Changes. Neither Borrower nor any Subsidiary shall change its corporate name, legal form or jurisdiction of formation without twenty (20) days’ prior written notice to Lender. Neither Borrower nor any Subsidiary shall relocate its chief executive office or its principal place of business unless: (i) it has provided prior written notice to Lender; and (ii) such relocation shall be within the continental United States or the State of Israel. Neither Borrower nor any Subsidiary shall relocate any item of Collateral (other than (x) sales or transfers of Inventory (including, without limitation, transfers of raw materials to outsourced manufacturers) in the ordinary course of business, (y) relocations of Equipment having an aggregate value of up to $150,000 in any fiscal year, and (z) relocations of Collateral from a location described on Exhibit C to another location described on Exhibit C) unless (i) it has provided prompt written notice to Lender, (ii) such relocation is within the continental United States or the State of Israel and, (iii) if such relocation is to a third party bailee, it has delivered a bailee agreement in form and substance reasonably acceptable to Lender.

7.12 Deposit Accounts. Neither Borrower nor any Subsidiary shall maintain any Deposit Accounts, or accounts holding Investment Property, except with respect to which an Account Control Agreement is in effect (provided that (a) an Account Control Agreement is not required with respect to any account listed on Exhibit E as of the Closing Date and which is not located in the United States, (b) Borrower shall have until the date that is sixty (60) days from the Closing Date to deliver to Lender an Account Control Agreement for Borrower’s account(s) with Bank of America and (c) an Account Control Agreement is not required for any account located in a jurisdiction where an Account Control Agreement is not a legally accepted agreement. Borrower shall give Lender written notice within twenty (20) days of Borrower or any Subsidiary of Borrower opening or maintaining any Deposit Account or other account that is not listed on Exhibit E as of the Closing Date, and upon Lender’s request, Borrower shall promptly provide Lender with current account statements with respect to any Deposit Account or other account of Borrower or any Subsidiary of Borrower.

7.13 Subsidiaries. Borrower shall notify Lender of each Subsidiary formed subsequent to the Closing Date and, within 15 days of formation, if requested by Lender, shall cause any such Subsidiary organized under the laws of any State within the United States to execute and deliver to Lender a Joinder Agreement and such other documents as shall be reasonably requested by Lender. In addition to and without limiting the foregoing, upon the occurrence of such date as when German Subsidiary first owns, holds, acquires or receives any assets with an aggregate value of at least Two Million Dollars ($2,000,000), within 15 days of such date, if requested by Lender, Borrower shall cause German Subsidiary to execute and deliver to Lender a Joinder Agreement and such other documents as shall be requested by Lender (but in any case including security documents under German law to grant Lender a first-priority perfected Lien in such assets of German Subsidiary as are consistent with the description of the Collateral hereunder (as if the Collateral were deemed to pertain to the assets of German Subsidiary)).

7.14 Designated Account. Maintain at all times in the Designated Account cash and cash equivalents, in each case unrestricted and unencumbered, in an aggregate amount of at least the lesser of (a) an amount equal to one hundred percent (100.0%) of the then outstanding principal amount of the Term Loan Advance and (b) an amount equal to seventy-five percent (75.0%) of the aggregate amount of all of Borrower’s worldwide cash and cash equivalents.

7.15 Grants. Obtain the prior written consent of Lender before receiving any grants, funds or benefits, or filing for an application to receive funding from the Office of Chief Scientist, the Investment Center, the Binational Industrial Research and Development Foundation or any other governmental authority.

SECTION 8. RIGHT TO INVEST

8.1 Lender or its assignee or nominee shall have the right, in its discretion, to participate in any one or more Subsequent Financings in an aggregate amount, for all such Subsequent Financings in which Borrower and/or its assignee(s) or nominee(s) participate, of up to One Million Dollars ($1,000,000), on the same terms, conditions and pricing afforded to others participating in any such Subsequent Financing.

SECTION 9. EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall be an Event of Default:

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9.1 Payments. Borrower fails to pay any amount due under this Agreement or any of the other Loan Documents on the due date (or within three (3) days of the due date, provided that such late payment is due to an administrative error); or

9.2 Covenants. Borrower breaches or defaults in the performance of any covenant or Secured Obligation under this Agreement or any of the other Loan Documents, and (a) with respect to a default under any covenant under this Agreement (other than under Sections 6, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.13, 7.14 or 7.15) such default continues for more than twenty (20) days after the earlier of the date on which (i) Lender has given notice of such default to Borrower and (ii) Borrower has actual knowledge of such default or (b) with respect to a default under any of Sections 6, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.13, 7.14 or 7.15, the occurrence of such default; or

9.3 Material Adverse Effect. A circumstance has occurred that would reasonably be expected to have a Material Adverse Effect; or

9.4 Other Loan Documents. The occurrence of any default under any Loan Document or any other agreement between Borrower and Lender and such default continues for more than twenty (20) days after the earlier of (a) Lender has given notice of such default to Borrower, or (b) Borrower has actual knowledge of such default; or

9.5 Representations. Any representation or warranty made by Borrower in any Loan Document shall have been false or misleading in any material respect when made; or

9.6 Insolvency. Borrower (A) (i) shall make an assignment for the benefit of creditors; or (ii) shall be unable to pay its debts as they become due, or be unable to pay or perform under the Loan Documents, or shall become insolvent; or (iii) shall file a voluntary petition in bankruptcy; or (iv) shall file any petition, answer, or document seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation pertinent to such circumstances; or (v) shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of Borrower or of all or any substantial part (i.e., 33-1/3% or more) of the assets or property of Borrower; or (vi) shall cease operations of its business as its business has normally been conducted, or terminate substantially all of its employees; or (vii) Borrower or its directors or majority shareholders shall take any action initiating any of the foregoing actions described in clauses (i) through (vi); or (B) either (i) forty-five (45) days shall have expired after the commencement of an involuntary action against Borrower seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, without such action being dismissed or all orders or proceedings thereunder affecting the operations or the business of Borrower being stayed; or (ii) a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (iii) Borrower shall file any answer admitting or not contesting the material allegations of a petition filed against Borrower in any such proceedings; or (iv) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings; or (v) forty-five (45) days shall have expired after the appointment, without the consent or acquiescence of Borrower, of any trustee, receiver or liquidator of Borrower or of all or any substantial part of the properties of Borrower without such appointment being vacated; or

9.7 Attachments; Judgments. Any portion of Borrower’s assets is attached or seized (and such attachment or seizure is not vacated within thirty (30) days), or a levy is filed against any such assets (and such levy is not vacated within thirty (30) days), or a final judgment or judgments is/are entered for the payment of money, individually or in the aggregate, of at least $1,000,000, or Borrower is enjoined or in any way prevented by court order from conducting any material part of its business; or

9.8 Other Obligations. The occurrence of any default under any agreement or obligation of Borrower involving any Indebtedness in excess of $250,000, or the occurrence of any default under any agreement or obligation of Borrower that could reasonably be expected to have a Material Adverse Effect.

SECTION 10. REMEDIES

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10.1 General. Upon and during the continuance of any one or more Events of Default, (i) Lender may, at its option, accelerate and demand payment of all or any part of the Secured Obligations together with a Prepayment Charge and declare them to be immediately due and payable (provided, that upon the occurrence of an Event of Default of the type described in Section 9.6, all of the Secured Obligations shall automatically be accelerated and made due and payable, in each case without any further notice or act), and (ii) Lender may notify any of Borrower’s account debtors to make payment directly to Lender, compromise the amount of any such account on Borrower’s behalf and endorse Lender’s name without recourse on any such payment for deposit directly to Lender’s account. Lender may exercise all rights and remedies with respect to the Collateral under the Loan Documents or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral. All Lender’s rights and remedies shall be cumulative and not exclusive. Lender agrees that it shall not give any notice of exclusive control under an Account Control Agreement with respect to Borrower except upon and during the continuance of any one or more Events of Default.

10.2 Collection; Foreclosure. Upon the occurrence and during the continuance of any Event of Default, Lender may, at any time or from time to time, subject to applicable law, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as Lender may elect. Any such sale may, subject to applicable law, be made either at public or private sale at its place of business or elsewhere. Borrower agrees that any such public or private sale may, to the extent otherwise consistent with applicable law, occur upon ten (10) calendar days’ prior written notice to Borrower. Lender may require Borrower to assemble the Collateral and make it available to Lender at a place designated by Lender that is reasonably convenient to Lender and Borrower. The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by Lender in the following order of priorities:

First, to Lender in an amount sufficient to pay in full Lender’s costs and professionals’ and advisors’ fees and expenses as described in Section 11.11;

Second, to Lender in an amount equal to the then unpaid amount of the Secured Obligations (including principal, interest, and the Default Rate interest), in such order and priority as Lender may choose in its sole discretion; and

Finally, after the full, final, and indefeasible payment in cash of all of the Secured Obligations, to any creditor holding a junior Lien on the Collateral, or to Borrower or its representatives or as a court of competent jurisdiction may direct.

10.3 No Waiver. Lender shall be under no obligation to marshal any of the Collateral for the benefit of Borrower or any other Person, and Borrower expressly waives all rights, if any, to require Lender to marshal any Collateral.

10.4 Cumulative Remedies. The rights, powers and remedies of Lender hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative. The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of Lender.

SECTION 11. MISCELLANEOUS

11.1 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.2 Notice. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of Financial Statements) that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon: (i) the day of transmission where delivered by facsimile (but solely to the extent a transmission confirmation is obtained); (ii) the day of delivery where delivered by hand delivery or by an overnight express service or overnight mail delivery service; or (iii) the third Business Day after deposit in the United States mails, with proper first class postage prepaid, in each case addressed to the party to be notified as follows:

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If to Lender:	HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
Legal Department
Attention: Chief Legal Officer and Mr. Bryan Jadot
400 Hamilton Avenue, Suite 310
Palo Alto, California 94301
Facsimile: 650-473-9194
Telephone: 650-289-3060

If to Borrower:	INSPIREMD, INC. and INSPIRE M.D LTD
Attention: Craig Shore
800 Boylston Street, Suite 1600
Boston, Massachusetts 02199
Facsimile: 972-3-691-7692
Telephone: 617-970-5896

or to such other address as each party may designate for itself by like notice. Notwithstanding the above, if any notice is received on a day other than a Business Day, the date of receipt shall be the first Business Day following the day on which such notice was otherwise deemed received pursuant hereto.

11.3 Entire Agreement; Amendments. This Agreement and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, non-disclosure or confidentiality agreements, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof (including Lender’s revised proposal letter dated October 1, 2013). None of the terms of this Agreement or any of the other Loan Documents may be amended except by an instrument executed by each of the parties hereto.

11.4 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.5 No Waiver. The powers conferred upon Lender by this Agreement are solely to protect its rights hereunder and under the other Loan Documents and its interest in the Collateral and shall not impose any duty upon Lender to exercise any such powers. No omission or delay by Lender at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by Borrower at any time designated, shall be a waiver of any such right or remedy to which Lender is entitled, nor shall it in any way affect the right of Lender to enforce such provisions thereafter.

11.6 Survival. All agreements, representations and warranties contained in this Agreement, the Debentures and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of Lender and shall survive the execution and delivery of this Agreement and the expiration or other termination of this Agreement.

11.7 Successors and Assigns. The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on Borrower and its permitted assigns (if any). Borrower shall not assign its obligations under this Agreement or any of the other Loan Documents without Lender’s express prior written consent, and any such attempted assignment shall be void and of no effect. Lender may assign, transfer, or endorse its rights hereunder and under the other Loan Documents without prior notice to Borrower, and all of such rights shall inure to the benefit of Lender’s successors and assigns.

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11.8 Governing Law. This Agreement and the other Loan Documents have been negotiated and delivered to Lender in the State of California, and shall have been accepted by Lender in the State of California. Payment to Lender by Borrower of the Secured Obligations is due in the State of California. This Agreement and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of California (except for the Debentures, which shall be governed by, and construed and enforced in accordance with, the laws of the State of Israel), excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

11.9 Consent to Jurisdiction and Venue. All judicial proceedings (to the extent that the reference requirement of Section 11.10 is not applicable) arising in or under or related to this Agreement or any of the other Loan Documents may be brought in any state or federal court located in the State of California. By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to nonexclusive personal jurisdiction in Santa Clara County, State of California; (b) waives any objection as to jurisdiction or venue in Santa Clara County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement or the other Loan Documents. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 11.2, and shall be deemed effective and received as set forth in Section 11.2. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

11.10 Mutual Waiver of Jury Trial / Judicial Reference.

(a) Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF BORROWER AND LENDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY BORROWER AGAINST LENDER OR ITS ASSIGNEE OR BY LENDER OR ITS ASSIGNEE AGAINST BORROWER. This waiver extends to all such Claims, including Claims that involve Persons other than Borrower and Lender; Claims that arise out of or are in any way connected to the relationship between Borrower and Lender; and any Claims for damages, breach of contract, tort, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement, any other Loan Document.

(b) If the waiver of jury trial set forth in Section 11.10(a) is ineffective or unenforceable, the parties agree that all Claims shall be resolved by reference to a private judge sitting without a jury, pursuant to Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of the Santa Clara County, California. Such proceeding shall be conducted in Santa Clara County, California, with California rules of evidence and discovery applicable to such proceeding.

(c) In the event Claims are to be resolved by judicial reference, either party may seek from a court identified in Section 11.9, any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.

11.11 Professional Fees. Borrower promises to pay Lender’s fees and expenses necessary to finalize the loan documentation, including but not limited to reasonable attorneys’ fees, UCC and other lien searches, filing costs, and other miscellaneous expenses. In addition, Borrower promises to pay any and all reasonable attorneys’ and other professionals’ fees and expenses (including fees and expenses of in-house counsel) incurred by Lender after the Closing Date in connection with or related to: (a) the Term Loan Advance; (b) the administration, collection, or enforcement of the Term Loan Advance; (c) the amendment or modification of the Loan Documents; (d) any waiver, consent, release, or termination under the Loan Documents; (e) the protection, preservation, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; (f) any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to Borrower or the Collateral, and any appeal or review thereof; and (g) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to Borrower, the Collateral, the Loan Documents, including representing Lender in any adversary proceeding or contested matter commenced or continued by or on behalf of Borrower’s estate, and any appeal or review thereof.

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11.12 Confidentiality. Lender acknowledges that certain items of Collateral and information provided to Lender by Borrower are confidential and proprietary information of Borrower, if and to the extent such information either (x) is marked as confidential by Borrower at the time of disclosure, or (y) should reasonably be understood to be confidential (the “Confidential Information”). Accordingly, Lender agrees that any Confidential Information it may obtain in the course of acquiring, administering, or perfecting Lender’s security interest in the Collateral shall not be disclosed to any other person or entity in any manner whatsoever, in whole or in part, without the prior written consent of Borrower, except that Lender may disclose any such information: (a) to its own directors, officers, employees, accountants, counsel and other professional advisors and to its affiliates if Lender in its sole discretion determines that any such party should have access to such information in connection with such party’s responsibilities in connection with the Term Loan Advance or this Agreement and, provided that such recipient of such Confidential Information either (i) agrees to be bound by the confidentiality provisions of this paragraph or (ii) is otherwise subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information; (b) if such information is generally available to the public; (c) if required or appropriate in any report, statement or testimony submitted to any governmental authority having or claiming to have jurisdiction over Lender; (d) if required or appropriate in response to any summons or subpoena or in connection with any litigation, to the extent permitted or deemed advisable by Lender’s counsel; (e) to comply with any legal requirement or law applicable to Lender; (f) to the extent reasonably necessary in connection with the exercise of any right or remedy under any Loan Document, including Lender’s sale, lease, or other disposition of Collateral after default; (g) to any participant or assignee of Lender or any prospective participant or assignee; provided, that such participant or assignee or prospective participant or assignee agrees in writing to be bound by this Section prior to disclosure; or (h) otherwise with the prior consent of Borrower; provided, that any disclosure made in violation of this Agreement shall not affect the obligations of Borrower or any of its affiliates or any guarantor under this Agreement or the other Loan Documents.

11.13 Assignment of Rights. Borrower acknowledges and understands that Lender may sell and assign all or part of its interest hereunder and under the Loan Documents to any person or entity (an “Assignee”). After such assignment the term “Lender” as used in the Loan Documents shall mean and include such Assignee, and such Assignee shall be vested with all rights, powers and remedies of Lender hereunder with respect to the interest so assigned; but with respect to any such interest not so transferred, Lender shall retain all rights, powers and remedies hereby given. No such assignment by Lender shall relieve Borrower of any of its obligations hereunder. Lender agrees that in the event of any transfer by it of the Note(s)(if any), it will endorse thereon a notation as to the portion of the principal of the Note(s), which shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon.

11.14 Revival of Secured Obligations. This Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against Borrower for liquidation or reorganization, if Borrower becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of Borrower’s assets, or if any payment or transfer of Collateral is recovered from Lender. The Loan Documents and the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to Lender, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Lender or by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full, final, and indefeasible payment to Lender in cash.

11.15 Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

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11.16 No Third Party Beneficiaries. No provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any person other than Lender and Borrower unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents will be personal and solely between the Lender and the Borrower.

11.17 Publicity. Lender may use Borrower’s name and logo, and include a brief description of the relationship between Borrower and Lender, in Lender’s marketing materials. (a) Borrower consents to the publication and use by Lender and any of its member businesses and affiliates of (i) Borrower's name (including a brief description of the relationship between Borrower and Lender) and logo and a hyperlink to Borrower’s web site, separately or together, in written and oral presentations, advertising, promotional and marketing materials, client lists, public relations materials or on its web site (together, the “Lender Publicity Materials”); (ii) the names of officers of Borrower in the Lender Publicity Materials; and (iii) Borrower’s name, trademarks or servicemarks in any news release concerning Lender.

(b) Neither Borrower nor any of its member businesses and affiliates shall, without Lender’s consent, publicize or use (i) Lender's name (including a brief description of the relationship between Borrower and Lender), logo or hyperlink to Lender’s web site, separately or together, in written and oral presentations, advertising, promotional and marketing materials, client lists, public relations materials or on its web site, but excluding (A) any required filings with the Securities and Exchange Commission or any other governmental authority with jurisdiction over Borrower and (B) a press release with respect to this Agreement in a form previously approved by Lender in writing (together, the “Borrower Publicity Materials”); (ii) the names of officers of Lender in the Borrower Publicity Materials; and (iii) Lender’s name, trademarks, servicemarks in any news release concerning Borrower.

(SIGNATURES TO FOLLOW)

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IN WITNESS WHEREOF, Borrower and Lender have duly executed and delivered this Loan and Security Agreement as of the day and year first above written.

BORROWER:

INSPIREMD, INC.

	Signature:	/s/ Craig Shore
	Print Name:	Craig Shore
	Title:	Chief Financial Officer

INSPIRE M.D LTD

	Signature:	/s/ Craig Shore
	Print Name:	Craig Shore
	Title:	Chief Financial Officer

Accepted in Palo Alto, California:
LENDER:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

	Signature:	/s/ K. Nicholas Martitsch
	Print Name:	K. Nicholas Martitsch
	Title:	Associate General Counsel

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ADDENDUM 1

[See attached Amortization Schedule

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INSPIREMD

Loan Amount:	$10,000,000

Term Loan
Loan Amount:	$10,000,000
Interest Rate:	10.50%
Amortization (Months):	30
Payment:	($380,443.12)

Amortization Calculation Term A:

Month	Beginning Loan Balance ($)	Principal Payment ($)	Ending Loan Balance ($)	Interest Payment on $10 million ($)	End of Term Fee ($)	Total Payment ($)
10/24/2013	10,000,000.00	-	10,000,000.00	-	-	-
12/1/2013	10,000,000.00	-	10,000,000.00	(110,833.33)	-	(110,833.33)
1/1/2014	10,000,000.00	-	10,000,000.00	(90,416.67)	-	(90,416.67)
2/1/2014	10,000,000.00	-	10,000,000.00	(90,416.67)	-	(90,416.67)
3/1/2014	10,000,000.00	-	10,000,000.00	(81,666.67)	-	(81,666.67)
4/1/2014	10,000,000.00	-	10,000,000.00	(90,416.67)	-	(90,416.67)
5/1/2014	10,000,000.00	-	10,000,000.00	(87,500.00)	-	(87,500.00)
6/1/2014	10,000,000.00	-	10,000,000.00	(90,416.67)	-	(90,416.67)
7/1/2014	10,000,000.00	-	10,000,000.00	(87,500.00)	-	(87,500.00)
8/1/2014	10,000,000.00	-	10,000,000.00	(90,416.67)	-	(90,416.67)
9/1/2014	10,000,000.00	(290,026.45)	9,709,973.35	(90,416.67)	-	(380,443.12)
10/1/2014	9,709,973.55	(295,480.85)	9,414,492.70	(84,962.27)	-	(380,443.12)
11/1/2014	9,414,492.70	(295,320.42)	9,119,172.28	(85,122.70)	-	(380,443.12)
12/1/2014	9,119,172.28	(300,650.36)	8,818,521.92	(79,792.76)	-	(380,443.12)
1/1/2015	8,818,521.92	(300,708.98)	8,517,812.93	(79,734.14)	-	(380,443.12)
2/1/2015	8,517,812.93	(303,427.89)	8,214,385.04	(77,015.23)	-	(380,443.12)
3/1/2015	8,214,385.04	(313,358.98)	7,901,026.06	(67,084.14)	-	(380,443.12)
4/1/2015	7,901,026.06	(309,004.68)	7,592,021.39	(71,438.44)	-	(380,443.12)
5/1/2015	7,592,021.39	(314,012.93)	7,278,008.45	(66,430.19)	-	(380,443.12)
6/1/2015	7,278,008.45	(314,637.79)	6,963,370.66	(65,805.33)	-	(380,443.12)
7/1/2015	6,963,370.66	(319,513.63)	6,643,857.03	(60,929.49)	-	(380,443.12)
8/1/2015	6,643,857.03	(320,371.58)	6,323,485.45	(60,071.54)	-	(380,443.12)
9/1/2015	6,323,485.45	(323,268.27)	6,000,217.18	(57,174.85)	-	(380,443.12)
10/1/2015	6,000,217.18	(327,941.22)	5,672,275.96	(52,501.90)	-	(380,443.12)
11/1/2015	5,672,275.96	(329,156.29)	5,343,119.67	(51,286.83)	-	(380,443.12)
12/1/2015	5,343,119.67	(333,690.82)	5,009,428.85	(46,752.30)	-	(380,443.12)
1/1/2016	5,009,428.85	(335,149.53)	4,674,279.31	(45,293.59)	-	(380,443.12)
2/1/2016	4,674,279.31	(331,179.84)	4,336,099.47	(42,263.28)	-	(380,443.12)
3/1/2016	4,336,099.47	(343,766.95)	3,992.332.32	(36,676.17)	-	(380,443.12)
4/1/2016	3,992,332.52	(344,345.38)	3,647,986.74	(36,097.34)	-	(380,443.12)
5/1/2016	3,647,986.74	(348,523.24)	3,299,463.31	(31,919.88)	-	(380,443.12)
6/1/2016	3,299,463.51	(350,610.47)	2,948,853.03	(29,832.65)	-	(380,443.12)
7/1/2016	2,948,853.03	(354,640.66)	2,594,212.38	(25,802.46)	-	(380,443.12)
8/1/2016	2,594,212.38	(356,987.12)	2,237,225.26	(23,456.00)	-	(380,443.12)
9/1/2016	2,237,225.26	(360,214.88)	1,877,010.39	(20,228.25)	-	(380,443.12)
10/1/2016	1,877,010.39	(364,019.28)	1,512,991.11	(16,423.84)	-	(380,443.12)
11/1/2016	1,512,991.11	(366,763.16)	1,146,227.95	(13,679.96)	-	(380,443.12)
12/1/2016	1,146,227.95	(370,413.63)	775,814.32	(10,029.49)	-	(380,443.12)
1/1/2017	775,814.32	(373,428.47)	402,385.86	(7,014.65)	-	(380,443.12)
2/1/2017	402,385.86	(376,804.88)	25,580.98	(3,638.24)	(500,000)	(880,443.12)
2/1/2017	25,580.98	(25,580.98)	(0.00)			(25,580.98)

25